                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G
                                 AMENDMENT NO. 1



             INFORMATION STATEMENT PURSUANT TO RULE 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                       INTEGRATED MEDICAL RESOURCES, INC.
                 ----------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, $.001 PAR VALUE PER SHARE
                 ----------------------------------------------
                         (Title of Class of Securities)


                                   45812A-10-0
                 ----------------------------------------------
                      (CUSIP Number of Class of Securities)


Check the following box if a fee is being paid with this statement. [  ]

(A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of less than five percent of such class.) (See Rule 13d-7.)



                               Page 1 of 11 Pages
                    An Index of Exhibits appears on Page 11

----------------------                                 -------------------------
CUSIP NO.                       SCHEDULE 13G           Page 2 of 11 Pages
45812A-10-0                   AMENDMENT NO. 1
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       FRAZIER HEALTHCARE II, L.P.               FEIN:  91-1689734
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)   [   ]
                                                                (b)   [   ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

       Organized under the laws of the State of Delaware
--------------------------------------------------------------------------------
               5     SOLE VOTING POWER

NUMBER OF            0
SHARES         -----------------------------------------------------------------
BENEFICIALLY   6     SHARED VOTING POWER
OWNED BY
EACH                 873,843
REPORTING      -----------------------------------------------------------------
PERSON         7     SOLE DISPOSITIVE POWER
WITH
                     0
               -----------------------------------------------------------------
               8     SHARED DISPOSITIVE POWER
                     873,843
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
       [  ]
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       13.01%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       LP
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 11 Pages
                    An Index of Exhibits appears on Page 11

----------------------                                 -------------------------
CUSIP NO.                       SCHEDULE 13G           Page 3 of 11 Pages
45812A-10-0                   AMENDMENT NO. 1
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       FHM II, L.L.C.          FEIN:  91-1689731
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)   [   ]
                                                                (b)   [   ]
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Organized under the laws of the State of Delaware
--------------------------------------------------------------------------------
               5     SOLE VOTING POWER

NUMBER OF            0
SHARES         -----------------------------------------------------------------
BENEFICIALLY   6     SHARED VOTING POWER
OWNED BY
EACH                 873,843
REPORTING      -----------------------------------------------------------------
PERSON         7     SOLE DISPOSITIVE POWER
WITH
                     0
               -----------------------------------------------------------------
               8     SHARED DISPOSITIVE POWER
                     873,843
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
       [ ]
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       13.01%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       LLC
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 11 Pages
                    An Index of Exhibits appears on Page 11

----------------------                                 -------------------------
CUSIP NO.                       SCHEDULE 13G           Page 4 of 11 Pages
45812A-10-0                   AMENDMENT NO. 1
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       FRAZIER MANAGEMENT, L.L.C.                            FEIN: 91-1678546
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)   [   ]
                                                                (b)   [   ]
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Organized under the laws of the State of Delaware
--------------------------------------------------------------------------------
               5     SOLE VOTING POWER

NUMBER OF            0
SHARES         -----------------------------------------------------------------
BENEFICIALLY   6     SHARED VOTING POWER
OWNED BY
EACH                 873,843
REPORTING      -----------------------------------------------------------------
PERSON         7     SOLE DISPOSITIVE POWER
WITH
                     0
               -----------------------------------------------------------------
               8     SHARED DISPOSITIVE POWER
                     873,843
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       873,843
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       [   ]
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       13.01%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       LLC
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 11 Pages
                    An Index of Exhibits appears on Page 11

----------------------                                 -------------------------
CUSIP NO.                       SCHEDULE 13G           Page 5 of 11 Pages
45812A-10-0                   AMENDMENT NO. 1
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       FRAZIER & COMPANY, INC.                   FEIN# 91-1526760
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)   [   ]
                                                                (b)   [   ]
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Organized under the laws of the State of Washington
--------------------------------------------------------------------------------
               5     SOLE VOTING POWER

NUMBER OF            0
SHARES         -----------------------------------------------------------------
BENEFICIALLY   6     SHARED VOTING POWER
OWNED BY
EACH                 873,843
REPORTING      -----------------------------------------------------------------
PERSON         7     SOLE DISPOSITIVE POWER
WITH
                     0
               -----------------------------------------------------------------
               8     SHARED DISPOSITIVE POWER
                     873,843
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       873,843
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       [   ]
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       13.01%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 11 Pages
                    An Index of Exhibits appears on Page 11

----------------------                                 -------------------------
CUSIP NO.                       SCHEDULE 13G           Page 6 of 11 Pages
45812A-10-0                   AMENDMENT NO. 1
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Alan D. Frazier                            SS####-##-####
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)   [   ]
                                                                (b)   [   ]
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States Citizen
--------------------------------------------------------------------------------
               5     SOLE VOTING POWER

NUMBER OF            16,000
SHARES         -----------------------------------------------------------------
BENEFICIALLY   6     SHARED VOTING POWER
OWNED BY
EACH                 873,843
REPORTING      -----------------------------------------------------------------
PERSON         7     SOLE DISPOSITIVE POWER
WITH
                     16,000
               -----------------------------------------------------------------
               8     SHARED DISPOSITIVE POWER

                     873,843
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       889,843
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       13.25%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 11 Pages
                    An Index of Exhibits appears on Page 11

                     AMENDMENTS TO SCHEDULE 13G

ITEM 1(a).  NAME OF ISSUER.

      This Schedule 13G relates to Integrated Medical Resources, Inc., a Delaware corporation (the "Company").

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

      The Company's principal executive offices are located at 8326 Melrose Drive, Lenexa, KS 66214.

ITEM 2(a).  NAME OF PERSONS FILING.

      This Schedule 13G relates to each of the following persons:

      o     Frazier Healthcare II, L.P., a limited partnership ("FHII")

      o     FHM II, L.L.C., a limited partnership ("FHMII")

      o     Frazier Management, L.L.C., a limited liability company
            ("FMLLC")

      o     Frazier & Company, Inc., a Washington corporation ("F&C Inc.")

      o     Alan D. Frazier, as a director and sole shareholder of F&C
            Inc.; and

      The general partner of FHII is FHMII, whose managing member is FMLLC. The managing member of FMLLC is F&C Inc. The sole shareholder of F&C Inc. is Alan D. Frazier.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE.

      The business address of each of the reporting persons is 601 Union Street, Suite 2110, Seattle, Washington 98101.

ITEM 2(c).  CITIZENSHIP.

      FHII is a limited partnership organized under the laws of the State of Delaware. FHMII and FMLLC are limited liability companies organized under the laws of the State of Delaware. F&C Inc.is a corporation organized under the laws of the State of Washington. Mr. Frazier is a United States citizen.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES.

      This Schedule 13G relates to the Company's common stock, $.001 par value per share (the "Common Stock").


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                    An Index of Exhibits appears on Page 11

ITEM 2(E).  CUSIP NUMBER.

      The CUSIP Number for the Company's Common Stock is 45812A-10-0.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

     (a) [  ]    Broker or dealer registered under Section 15 of the Act,

     (b) [  ]    Bank as defined in Section 3(a)(6) of the Act,

     (c) [  ]    Insurance Company as defined in Section 3(a)(19) of the Act,

     (d) [  ]    Investment Company registered under Section 8 of the Investment
                 Company Act,

     (e) [  ]    Investment Advisor registered under Section 203 of the
                 Investment Advisors Act of 1940,

     (f) [  ]    Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                 1974 or Endowment Fund,

     (g) [  ]    Parent Holding Company, in accordance with Rule
                 13d-1(b)(ii)(G),

     (h) [  ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

                                 NOT APPLICABLE.

ITEM 4.  OWNERSHIP.

      The following describes the ownership of Common Stock by FHII, FHMII, FMLLC, F&C Inc. and Mr. Alan D. Frazier as of December 31, 1996:

      (a)   Amount beneficially owned:  889,843 (1)(2)

      (b)   Percent of class:  13.25%

      (c)   Number of shares as to which such person has:

               (i)   Sole power to vote or direct the vote:
                     16,000(2)

              (ii)   Shared power to vote or to direct the vote:
                     873,843(1)(3)

             (iii)   Sole power to dispose or to direct the disposition of:
                     16,000(2)

              (iv)   Shared power to dispose or to direct the disposition of:
                     873,843(1)


                               Page 8 of 11 Pages
                    An Index of Exhibits appears on Page 11

      (1) Represent shares of Common Stock held of record by FHII of which FHMII is the general partner. FMLLC is the managing member of FHMII and F&C Inc. is the managing member of FMLLC. Mr. Frazier is the sole shareholder of F&C Inc.

      (2) Represents 6,000 shares of common stock held of record by Mr. Frazier and 10,000 shares subject to purchase upon the exercise of vested options to purchase Common Stock held of record by Mr. Frazier.

      (3) Power to vote or to direct the vote of, and power to dispose or to direct the disposition of, the reported shares is deemed to be shared among each of FHII, FHMII, FMLLC, F&C Inc. and Mr. Frazier. Each of such persons denies beneficial ownership of such shares except to the extent of such person's respective pecuniary interest.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
         PERSON.

      Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

      Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

      Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

      Not applicable.

ITEM 10. CERTIFICATION.

      Not applicable.


                               Page 9 of 11 Pages
                    An Index of Exhibits appears on Page 11

                                    SIGNATURE

      The undersigned hereby agree that this Schedule is filed on behalf of each of them and, after reasonable inquiry and to best of their knowledge and belief, hereby certify that the information set forth in this statement is true, complete and correct.

      Dated: February 26, 1997

                                    FRAZIER HEALTHCARE II, L.P.
                                    By:  FHM II, L.L.C.
                                         Its General Partner
                                    By:  Frazier Management, L.L.C.
                                         Its Managing Member
                                    By:  Frazier & Company, Inc.
                                         Its Managing Member


                                    By      //s//  Alan D. Frazier
                                        ---------------------------------------
                                        Alan D. Frazier, President


                                    FRAZIER MANAGEMENT, L.L.C.
                                    By: Frazier & Company, Inc.
                                        Its Managing Member


                                    By      //s//  Alan D. Frazier
                                        ---------------------------------------
                                        Alan D. Frazier, President

                                    FRAZIER & COMPANY, INC.


                                    By      //s//  Alan D. Frazier
                                        ---------------------------------------
                                        Alan D. Frazier, President,
                                        Director and Shareholder


                               Page 10 of 11 Pages
                    An Index of Exhibits appears on Page 11

                                  EXHIBIT INDEX


       (1) Statement required by reporting persons pursuant to Rule 13d-1(f)(1) (see signature page).



                               Page 11 of 11 Pages
                    An Index of Exhibits appears on Page 11